PRESS RELEASE

FCC Approves Total Continental US, Hawaii and Caribbean Tower Coverage For SkyWay Communications Holding Corp.

CLEARWATER, FL -(MARKET WIRE) —  March 23, 2004 — SkyWay Communications Holding Corp. (OTCBB: SWYC — News ), and its wholly owned subsidiary, Sky Way Aircraft, announced today the Federal Communications Commission (FCC) has approved SkyWay to complete it’s air to ground (ATG) wireless coverage in the United States, Hawaii and Caribbean locations integrating 74 additional towers to the current 40 towers for a total of 114 licensed towers. SkyWay will begin RF engineering, inspections and frequency handoff testing to integrate the additional towers with those previously approved in Phase I and Phase II. The granting of this license allows SkyWay to broadcast seamlessly to airborne aircraft providing in-flight entertainment and Homeland Security solutions to airlines anywhere in the United States territory.

The license permits SkyWay to upgrade and complete the reactivation of their existing air to ground tower network, making SkyWay the larger of two land-based networks licensed to operate in the ATG frequencies. Using the existing tower network and the FCC license, SkyWay is able to provide many in-flight services with its 15 Mbps air to ground throughput.  This robust connection allows for the transmission of real-time bi-directional information from commercial airlines, general aviation and military aircraft.

According to Brent Kovar, President of SkyWay Communications Holding Corp., “This additional FCC license will make Sky Ways network the largest, fastest and most robust ATG infrastructure. Giving complete and seamless coverage to support domestic airlines, defense contractors and government agencies. We are proud to provide a variety of much needed Homeland Security solutions on the largest ATG network in the world”.

About SkyWay Communications Holding Corporation (Sky Way Aircraft, Inc).

SkyWay Communications Holding Corporation (Sky Way Aircraft, Inc.) is a Clearwater, Florida based company that is developing a unique ground to air in-flight aircraft communication network that it anticipates will facilitate homeland security and in-flight entertainment. In addition to applications for commercial airlines, general aviation and military aircraft, it is SkyWay’s plan to utilize the associated nationwide ground network to provide the foundation and solutions to many of the Homeland Security issues. Some of these solutions may include the transmission and recording services of real-time video surveillance coverage within the aircraft and transporting that data to SkyWay monitoring stations on the ground. Other applications that may be available by utilizing the nationwide ground network would be communications, surveillance and monitoring networks for airports, seaports, dams, nuclear power plants, gas and oil facilities, shipping containers, emergency medical services and a host of other emergency applications. SkyWay is focused on bringing to the market a network supporting aircraft-related service including anti-terrorism support, real time in-flight surveillance and monitoring, WIFI access to the Internet, telephone service and enhanced entertainment service for commercial and private aircraft throughout the United States. Based on the final upgrading of a previous airborne telephone and communications network, SkyWay intends to provide broadband connectivity between the ground and in-flight aircraft throughout the U.S. using technology that provides a broadband high-speed data transmission. SkyWay intends to be the communications solution for commercial and private aircraft owners wanting real time access to on-board security systems, aircraft health and welfare monitoring, avionics operations and for passengers wanting real time high-speed access to the Internet. The network will enable applications that can personalize the in-flight entertainment experience, provide real time access to flight management avionics with long-term data storage and also support for ground monitoring of in-flight surveillance systems that are being designed with the goal of enhancing current airline security standards.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

For More Information about SkyWay Communications Holding Corp. please contact: Brent Kovar, President (727) 535-8211 www.skywayaircraftsecurity.com